Lithia Announces Acquisition of Toyota Scion Store

MEDFORD, OR -- (Marketwired - November 07, 2013) - Lithia Motors, Inc. (NYSE: LAD) announced that it acquired Geweke Toyota Scion in Lodi, California. The store will be named Lodi Toyota Scion and adds $40 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are pleased to enter the Lodi market with our newest location in the San Joaquin Valley, near the Nissan Kia store we purchased in Stockton last month. We've had a number of acquisitions in the central valley in the past 30 days and we are excited to increase our presence in an ideal Lithia market. Additionally, this acquisition marks the tenth Toyota store Lithia operates. We look forward to continuing to expand our strong partnership with them in the future."

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 28 brands of new vehicles and all brands of used vehicles at 93 stores in 11 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com
www.assuredservice.com

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http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748